Exhibit 10.35

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED: [***]

OFDMA SMALLCELL LICENSE AGREEMENT

This OFDMA Smallcell License Agreement (the “Agreement”) is entered into as of August 25, 2014 (the “Effective Date”) between QUALCOMM Incorporated, a Delaware corporation, and Airspan Networks, Inc., a Delaware corporation, with respect to the following facts:

RECITALS

WHEREAS, QUALCOMM has developed certain orthogonal frequency division multiplexing technology, which may be useful in providing greater capacity, higher data rates, and improved quality and reliability compared to other cellular wireless technologies, and QUALCOMM manufactures and sells OFDM/OFDMA components and equipment;

WHEREAS, LICENSEE desires to obtain a license under QUALCOMM’s Technically Necessary IPR to manufacture, use and sell OFDMA Smallcells, and QUALCOMM desires to grant such license in exchange for the license fees, royalties and other provisions hereof in accordance with the terms and conditions in this Agreement; and

WHEREAS, QUALCOMM desires to obtain a license under LICENSEE’S Technically Necessary IPR to manufacture, use and sell OFDMA Smallcells and Components, and LICENSEE desires to grant such license in accordance with the terms and conditions in this Agreement.

AGREEMENT

NOW THEREFORE, the Parties agree as follows:

1. CONSTRUCTION AND DEFINITIONS.

Section headings used in this Agreement are inserted for the purpose of convenience only and are not intended to affect the meaning or interpretation of any provision in this Agreement. Unless expressly stated otherwise, references in this Agreement to “Sections” mean sections of this Agreement and include all subsections thereof. For the purpose of the construction and interpretation of this Agreement, the words “including,” “include,” “includes,” and “such as” are not terms of limitation, but rather will be deemed to be followed by the words “without limitation,” and the words “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole. All references to days (other than business days), months, quarters, and years in this Agreement mean, respectively, calendar days, calendar months, calendar quarters, and calendar years. References to “third party” or “third parties” do not mean either Party or any Affiliate of either Party. Whenever a Party’s approval or consent is required under this Agreement, the Party may grant or withhold its consent, or impose conditions on granting its consent, in its absolute discretion without any requirement to act reasonably, unless expressly stated otherwise. For purposes of this Agreement, the following definitions apply:

“Affiliate” means (1) as to QUALCOMM, any present or future Subsidiary of QUALCOMM, but only for so long as the Subsidiary remains a Subsidiary of QUALCOMM, (2) as to LICENSEE, any present or future Subsidiary of LICENSEE, but only for so long as the Subsidiary remains a Subsidiary of LICENSEE, and (3) as to any other Entity, any present or future Parent of such Entity and any present or future Subsidiary of such Entity or its Parent, but only for so long as the Parent remains the Parent of such Entity and the Subsidiary remains a Subsidiary of such Entity or its Parent.

QUALCOMM Proprietary and Confidential

“ASIC” means an application-specific integrated circuit.

“Assert,” “Asserts,” “Asserted,” and “Assertion” mean to commence or prosecute Patent infringement Litigation or to threaten to do so in writing.

“CDMA” means code division multiple access.

“CDMA Air Interface” means any wireless air interface that utilizes CDMA, whether or not standardized, including (i) any CDMA-based standard that is adopted as an industry standard by the Telecommunications Industry Association (“TIA”), the European Telecommunication Standards Institute (“ETSI”), Japan’s Association of Radio Industries and Businesses (“ARIB”) or any other recognized international standards body„ including the CDMA2000 family of standards (e.g., CDMA2000 1xRTT, 1xEV-DO, 1xEV-DO Rev. A, 1xEV-DO Rev B), the WCDMA family of standards (e.g., UMTS, HSDPA, HSUPA, HSPA+), TD-CDMA and TD-SCDMA, and (ii) any de facto CDMA standard adopted in any public wireless telecommunications market anywhere worldwide.

“Change in Control” of an Entity means the occurrence of any of the following:

(a) a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction involving such Entity or any Subsidiary of such Entity after the completion of which the shareholders of such Entity immediately prior to the completion of such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “United States Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of either the surviving Entity in such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction or the Parent of the surviving Entity; or

(b) an acquisition by any Person or “group” (within the meaning of section 13(d) or 14(d) of the United States Exchange Act or any comparable successor provisions), other than any employee benefit plan or related trust sponsored or maintained by such Entity or an Affiliate of such Entity, and other than in a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction of the type referred to in clause “(a)” of this definition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the United States Exchange Act, or comparable successor rules) of outstanding voting securities of such Entity representing at least fifty percent (50%) of the combined voting power of such Entity (in a single transaction or series of related transactions).

QUALCOMM Proprietary and Confidential

“Communications Device” means a complete end-user terminal, including a telephone, personal computer, personal digital assistant, facsimile machine, monitoring device, e-reader, multi-media terminal (such as a tablet), data entry terminal, personal navigation device, or point of sale terminal. For the avoidance of doubt, and by way of example and not by limitation, an OFDMA Smallcell is not a Communications Device.

“Component” means (i) an ASIC, (ii) a multi-chip module, (iii) any other type of integrated circuit such as system in package (SiP) and system on chip (SoC), and (iv) any other electronic device (such as a fixed gate array, field programmable gate array (FGPA), erasable programmable read only memory (ePROM), microprocessor, diode, transistor, thyristor, or display), including, in each case, any firmware thereon and accompanying or associated software.

“Costs” means the aggregate of all actual labor, material and other direct costs, expenses and associated burdens, including overheads and general and administrative expenses, marketing and sales expenses, a reasonable amortization of associated research and development expenses, and warranty costs, all as consistently applied in accordance with U.S. generally accepted accounting principles (GAAP); provided, however, that “Costs” for purposes of the Net Selling Price definition will not in any event be less than the bill of materials (“BOM”) cost of the OFDMA Smallcell, in the form in which it is Sold, plus [***].

“Effective Date” has the meaning given to such term in the first paragraph of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or Entity and any court or other tribunal); (d) multi-national governmental organization or body; or (e) Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority.

“Licensed Customer” means, as determined separately for each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates, (i) an Entity that has entered into (or uses a third party contract manufacturer that has entered into) a license agreement with QUALCOMM that grants such Entity (or its third party contract manufacturer) a royalty-bearing license under any of QUALCOMM’s Technically Necessary IPR to sell such OFDMA Smallcell (each such license agreement between QUALCOMM and a Licensed Customer is hereinafter referred to as a “LC License Agreement”), (ii) any Affiliate of any such Entity referred to in clause (i) above, and (iii) any Person that resells such OFDMA Smallcell to any Entity referred to in clause (i) or (ii) above, but only with respect to that OFDMA Smallcell.

QUALCOMM Proprietary and Confidential

“LICENSEE” means Airspan Networks, Inc., a Delaware corporation.

“LICENSEE Parent Affiliates” means any Parent of LICENSEE and such Parent’s Subsidiaries (excluding LICENSEE and its Subsidiaries).

“LICENSEE Smallcell” means an OFDMA Smallcell Sold by LICENSEE or any of its Affiliates that meets either or both of the following criteria: (i) the overall design of such OFDMA Smallcell was created by or for LICENSEE or any of its Affiliates and the overall design of such OFDMA Smallcell is owned by LICENSEE or any of its Affiliates, and (ii) such OFDMA Smallcell is, at the time of Sale to an end user, conspicuously branded with at least one trademark, logo, or brand name owned by LICENSEE or any of its Affiliates such that an end-user would recognize such OFDMA Smallcell as LICENSEE’S (or its Affiliate’s) product.

“Litigation” means any procedure for the resolution of a controversy in any jurisdiction in the world, whether created by a claim, a counterclaim, or otherwise, in the broadest sense, in whatever form, administrative, judicial, arbitral, or otherwise, and the filing of a complaint with any Governmental Authority (including any proceeding in the United States International Trade Commission).

“Mask Sets” mean the mask sets for Components and the computer output data used to generate the mask sets for Components.

“Net Selling Price,” with respect to each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates, means one of the following, whichever is applicable:

(a) When Sold by LICENSEE or any of its Affiliates to an Unaffiliated Purchaser, the Net Selling Price will be the Selling Price charged by LICENSEE or its Affiliate for such OFDMA Smallcell Sold to such Unaffiliated Purchaser; provided that notwithstanding the foregoing, with respect to OFDMA Smallcells Sold to an Unaffiliated Purchaser for use on an OFDM or OFDMA network operated by LICENSEE, an Affiliate of LICENSEE, or a Related Carrier (such Unaffiliated Purchaser, an “Applicable Unaffiliated Purchaser”), the Net Selling Price will be no less than the greater of (1) the Selling Price charged by LICENSEE or its Affiliate for such OFDMA Smallcell Sold to such Applicable Unaffiliated Purchaser, or (2) the average Net Selling Price charged during the same or most recent calendar quarter by LICENSEE and its Affiliates for substantial quantities of equivalent OFDMA Smallcells (or if substantial quantities of equivalent OFDMA Smallcells have not been Sold during such calendar quarters, substantial quantities of substantially equivalent OFDMA Smallcells) Sold by LICENSEE and its Affiliates to any Unaffiliated Purchaser (other than those Sold to Applicable Unaffiliated Purchasers), or (3) if substantial quantities of equivalent or substantially equivalent OFDMA Smallcells have not been Sold in accordance with clause (2) above during such calendar quarters, the Costs to LICENSEE or its Affiliate to produce (or otherwise acquire) such OFDMA Smallcell plus [***]; or

QUALCOMM Proprietary and Confidential

(b) When Sold by LICENSEE or any of its Affiliates to a Related Carrier or to a Person that is not an Unaffiliated Purchaser (in either case, a “Related Buyer”), the Net Selling Price will be the Selling Price (as such term would be applied if the Related Buyer was LICENSEE) charged by the final vendee Related Buyer upon resale by the final vendee Related Buyer of OFDMA Smallcells to an Unaffiliated Purchaser but in no event will the Net Selling Price be less than the greater of (1) the Selling Price charged by LICENSEE or its Affiliate for such OFDMA Smallcells Sold to such Related Buyer, or (2) the average Net Selling Price charged during the same or most recent calendar quarter by LICENSEE and its Affiliates for substantial quantities of equivalent OFDMA Smallcells (or if substantial quantities of equivalent OFDMA Smallcells have not been Sold during such calendar quarters, substantial quantities of substantially equivalent OFDMA Smallcells) Sold by LICENSEE and its Affiliates to any Unaffiliated Purchaser (other than those Sold to Applicable Unaffiliated Purchasers), or (3) if substantial quantities of equivalent or substantially equivalent OFDMA Smallcells have not been Sold to an Unaffiliated Purchaser by LICENSEE and its Affiliates in accordance with clause (2) above during such calendar quarters, the Costs to LICENSEE or its Affiliate to produce (or otherwise acquire) such OFDMA Smallcell plus [***]; or

(c) When retained by LICENSEE or any of its Affiliates for its own use or lease, or when Sold by LICENSEE or any of its Affiliates to a Related Buyer for its own use or lease, the Net Selling Price will be the greater of (1) the average Net Selling Price charged during the same or most recent calendar quarter by LICENSEE and its Affiliates for substantial quantities of equivalent OFDMA Smallcells (or if substantial quantities of equivalent OFDMA Smallcells have not been Sold during such calendar quarters, substantial quantities of substantially equivalent OFDMA Smallcells) Sold by LICENSEE and its Affiliates to any Unaffiliated Purchaser (other than those Sold to Applicable Unaffiliated Purchasers), or (2) if substantial quantities of equivalent or substantially equivalent OFDMA Smallcells have not been Sold to an Unaffiliated Purchaser by LICENSEE and its Affiliates in accordance with clause (1) above during such calendar quarters, the Costs to LICENSEE or its Affiliate to produce (or otherwise acquire) such OFDMA Smallcell plus [***].

“OFDM” means orthogonal frequency division multiplexing technology. “OFDMA” means orthogonal frequency division multiple access technology.

“OFDMA Smallcell” means a complete device that (i) uses inventions or technology covered by all or any part of QUALCOMM’s Technically Necessary IPR, (ii) transmits wireless communications to and from Communications Devices using a wireless air interface standard included in the definition of OFDM Standard (but not using any CDMA Air Interface), (iii) connects to OFDM or OFDMA network infrastructure equipment (typically via a broadband connection such as cable or DSL) for the purpose of providing backhaul transport to and from an OFDM or OFDMA wireless network of such wireless communications transmissions referred to in clause (ii) above, and (iv) obtains power from a hard wired power source (e.g., an AC outlet, a USB interface), provided that it may include a backup battery for use in power outages. For the avoidance of doubt, if an OFDMA Smallcell contains a battery for backup power, then the battery is part of the OFDMA Smallcell. Notwithstanding anything to the contrary set forth herein, a complete device that meets the criteria set forth in clauses (i) through (iv) above except that it may not actually transmit or receive wireless transmissions in accordance with any wireless air interface standard included in the definition of OFDM Standard but does incorporate a baseband processing element (e.g., a baseband processor) that contains the circuitry (whether or not such circuitry has been enabled) for implementing any portion of any wireless air interface standard included in the definition of OFDM Standard (regardless of whether such circuitry can also be used to implement any other wireless air interface standards not included in the definition of OFDM Standard, other than any wireless air interface standard included in the definition of CDMA Air Interface) will be deemed to be an OFDMA Smallcell unless such complete device, or the baseband processing element within such complete device, (A) is made irreversibly incapable (i.e., by electrically or physically permanently disabling the use of the OFDM Standard-capable circuitry) of ever operating in accordance with any wireless air interface standard included in the definition of OFDM Standard, or (B) such OFDM Standard-capable functionality has been disabled such that it can be enabled only by LICENSEE or LICENSEE’s Affiliates but only for so long as it is so disabled. At such time as the OFDM Standard-capable functionality of a device described in subsection (B) of the prior sentence (an “Other Smallcell”) becomes enabled, the device will be deemed to be an OFDMA Smallcell under this Agreement.

QUALCOMM Proprietary and Confidential

“OFDM Standard” means any wireless standard or specification that operates using any form of OFDM or OFDMA technology, including FLASH-OFDM, LTE (including any FDD mode and any TDD mode of LTE), LTE-Advanced, LTE-U, WiBro, UMB (formerly known as 1xEV-DO Rev C), and IEEE 802.20, and any updates and/or revisions to any of the foregoing. Notwithstanding the foregoing, the term “OFDM Standard” does not include the WiMax Standard.

“Other Smallcell” has the meaning given to such term in the definition of “OFDMA Smallcell.”

“Parent” of an Entity means any Person that owns or controls, directly or indirectly, (i) more than fifty percent (50%) of the voting power held by the shares or other securities of such Entity entitled to vote for election of directors (or other managing authority) of such Entity, or (ii) if such Entity does not have outstanding shares or securities, more than fifty percent (50%) of the equity interests in such Entity, but only for so long as such ownership or control referenced in clause (i) or (ii) above exists.

“Party” individually means QUALCOMM or LICENSEE, and “Parties” collectively means QUALCOMM and LICENSEE.

“Pass-Through Rights” means, with respect to the Patents licensed under this Agreement, the right or ability for a licensee to pass on to a customer in each jurisdiction those explicit license, implied license, and patent exhaustion rights that the customer would receive as a matter of law in such jurisdiction under a licensor’s licensed patents as to a licensed product purchased from the licensee.

“Patent” means any patent or patent application issued or applied for anywhere in the world, including utility models, but excluding any design patent.

“Person” means any individual, Entity, or Governmental Authority. “QUALCOMM” means QUALCOMM Incorporated, a Delaware corporation.

“QUALCOMM Parties” means QUALCOMM, the Successor, or any of their respective Affiliates.

“QUALCOMM Suppliers” means any QUALCOMM Party’s suppliers.

“Related Carrier” means a wireless communications system operator (i) that owns or controls, either directly or indirectly, a Significant Interest in LICENSEE, (ii) a Significant Interest of which is owned or controlled, either directly or indirectly, by LICENSEE, or (iii) a Significant Interest of which is owned or controlled, either directly or indirectly, by another Person that also owns or controls, either directly or indirectly, a Significant Interest in LICENSEE.

QUALCOMM Proprietary and Confidential

“Selling Price” has the following meaning, as applicable, for each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates.

(a) With respect to each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates that is a LICENSEE Smallcell, the term “Selling Price” means the sum of (1) the gross selling price charged by LICENSEE or its Affiliate for such OFDMA Smallcell and (2) the value of other consideration paid or otherwise provided to LICENSEE or its Affiliate in connection with the Sale of such OFDMA Smallcell (including (i) any charges, fees or reimbursement of expenses for recurring or non-recurring design, engineering, or acquisition expenses, and (ii) the value of consignment parts, firmware, software or licenses provided by LICENSEE’s or its Affiliate’s customer or any other third party to use software, firmware, or other intellectual property for incorporation in the OFDMA Smallcell), in each case, in the form in which such OFDMA Smallcell is Sold (whether or not assembled and without excluding therefrom the price or cost of any Components, subassemblies, firmware, or software included with such OFDMA Smallcell), deducting therefrom only the following items actually incurred upon the Sale and delivery of such OFDMA Smallcell to the extent actually included and paid by LICENSEE’s or its Affiliate’s customer in the Sale price of each such OFDMA Smallcell and properly documented (to QUALCOMM’s reasonable satisfaction) by LICENSEE or its Affiliate: (i) actual direct costs of packing materials used by LICENSEE or its Affiliate in packing the complete OFDMA Smallcell for shipment to LICENSEE’s or its Affiliate’s customer, (ii) costs of insurance and transportation to ship the complete OFDMA Smallcell to LICENSEE’s or its Affiliate’s customer, and (iii) import, export, excise, sales, and value added taxes and custom duties levied or imposed directly upon the Sale of such OFDMA Smallcell that LICENSEE or its Affiliate remits to the government body levying or imposing such taxes or duties; provided, in no case will the cumulative total amount of the deductions in clauses (i) and (ii) result in more than a [***] ([***]) reduction from the gross selling price. Notwithstanding the foregoing, the Selling Price does not include charges, fees or reimbursement of expenses for tooling services, radio frequency planning, network integration planning, installation, training, and maintenance services provided by LICENSEE or its Affiliate (collectively, the “Other Service Fees”); provided, however, that if the Other Service Fees, exceed [***] ([***]) of the sum of (1) and (2) above (not including the Other Service Fees), then the Selling Price of such OFDMA Smallcell will be the greater of (x) the sum of (1) and (2) above (not including the Other Service Fees), or (y) the Costs to LICENSEE and its Affiliates to produce (or otherwise acquire) such OFDMA Smallcell plus [***].

(b) With respect to each OFDMA Smallcell that is not a LICENSEE Smallcell, the term “Selling Price” means the amount determined in accordance with the first sentence of clause (a) of this definition and the remainder of this definition (as if such OFDMA Smallcell were a LICENSEE Smallcell), plus [***].

QUALCOMM Proprietary and Confidential

(c) If an OFDMA Smallcell is Sold bundled with Other Products (as defined below), the term “Selling Price” means the average Selling Price charged by LICENSEE and its Affiliates to Unaffiliated Purchasers (other than Applicable Unaffiliated Purchasers) for other OFDMA Smallcells of the same or substantially the same quality and quantity that were Sold in the same or substantially the same geographic market without being bundled with Other Products in the same calendar quarter in which such Sales were made (or if no such Sales were made in the same calendar quarter, in the most recent calendar quarter in which such Sales were made). If no such unbundled OFDMA Smallcells have been Sold to an Unaffiliated Purchaser in the same or any previous calendar quarter, then (1) LICENSEE or its Affiliate shall include the price and other consideration charged for the bundled Sale of the Other Products together with the bundled OFDMA Smallcell in calculating the gross selling price of such bundled OFDMA Smallcell as determined in accordance with the preceding portions of this definition, and (2) in addition to the deductions permitted by clauses (i) through (iii) of subsection (a) above, LICENSEE or its Affiliate may deduct from the gross selling price of such bundled OFDMA Smallcell only the actual direct manufacturing costs, including bill of material costs (or, if acquired from a third party, the actual price paid by LICENSEE or its Affiliate to such third party) of the Other Products multiplied by the Combined Markup (or, if the Other Product is a service, LICENSEE’s or its Affiliate’s actual direct expenses for providing such service), provided that in no event will the Selling Price be less than the fair market value of the bundled OFDMA Smallcell in the relevant geographic market. For the purpose of this definition, with respect to OFDMA Smallcells Sold by LICENSEE or any of its Affiliates, “Other Products” means products or services that are separate and distinct from such OFDMA Smallcells and “Sold bundled with” means either that such OFDMA Smallcells and one or more Other Products are sold together (whether or not for a single price) or that substantially the same quantity of OFDMA Smallcells and Other Products are sold to the same customer (whether or not such products and/or services are sold together or with separate pricing). For avoidance of doubt and without limitation, the term “Other Products” does not include (x) any hardware, software, or other item that is incorporated into, installed on, or otherwise physically integrated with the OFDMA Smallcell at the time of Sale or (y) replacement parts, replacement units, or services provided pursuant to any express or implied warranty applicable to the OFDMA Smallcell. The term “Combined Markup” means the ratio of the combined gross selling price of the OFDMA Smallcell and the Other Products to the sum of the OFDMA Smallcell Cost and the Other Product Cost. Solely for the purpose of the term “Combined Markup,” (i) the term “OFDMA Smallcell Cost” means either (a) if the OFDMA Smallcell was acquired by LICENSEE or its Affiliate from a third party, the actual price paid by LICENSEE or its Affiliate to such third party for such OFDMA Smallcell, or (b) if the OFDMA Smallcell was manufactured by LICENSEE or its Affiliate, the actual direct manufacturing costs, including bill of material costs, of such OFDMA Smallcell; and (ii) the term “Other Product Cost” means the actual direct manufacturing costs, including bill of material costs (or, if acquired from a third party, the actual price paid by LICENSEE or its Affiliate to such third party) of the Other Products. As an example of the above methodology, [***].

(d) For the avoidance of doubt, if the OFDMA Smallcell is battery powered, then the cost of a battery cannot be deducted when calculating the Selling Price.

“Significant Interest” means the direct or indirect ownership or control of (i) more than twenty percent (20%) of the voting power held by the shares or other securities of an Entity entitled to vote for election of directors (or other managing authority) of such Entity or (ii) if such Entity does not have outstanding shares or securities, more than twenty percent (20%) of the equity interests in such Entity.

QUALCOMM Proprietary and Confidential

“Sold,” “Sale,” and “Sell” means put into use, sold, leased, or otherwise transferred, and a Sale will be deemed to have occurred upon first use, shipment, or invoicing, and in the case of an Other Smallcell, when it is first enabled to become an OFDMA Smallcell, whichever occurs first.

“Subsidiary” of a Person means any Entity (i) in which the majority (more than fifty percent (50%)) of the voting power held by the shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter owned or controlled by such Person, either directly or indirectly, or (ii) that does not have outstanding shares or securities but the majority (more than fifty percent (50%)) of the equity interests in which is now or hereafter owned or controlled by such Person, either directly or indirectly, but only for so long as such ownership or control referenced in clause (i) or (ii) above exists.

“Successor” means any successor (by purchase, divestiture, merger, or otherwise) to all or substantially all of QUALCOMM’s Components business or assets.

“Technically Necessary IPR” includes only each claim of any Patent (regardless of whether such Patent was or is filed or issued before, on, or after the Effective Date) where (i) the Party or any of its Affiliates owns or has the right to license such Patent to the other Party without payment of royalties or any other monetary consideration to any third party unless the other Party agrees to pay, and pays, such royalties or other monetary consideration, and (ii) such Patent claim is essential to the manufacture, use, or sale of OFDMA Smallcells and/or Components that comply with the specifications of any mandatory or optional portion of at least one of the wireless air interface standards included in the definition of OFDM Standard (i.e., must be infringed upon in order to comply with any mandatory or optional portion of at least one of the wireless air interface standards included in the definition of OFDM Standard),

“Unaffiliated Purchaser” means a Person that (i) that does not own or control, either directly or indirectly, a Significant Interest in LICENSEE, (ii) a Significant Interest in which is not owned or controlled, either directly or indirectly, by LICENSEE, and (iii) a Significant Interest in which is not owned or controlled, either directly or indirectly, by a third party that also owns or controls, either directly or indirectly, a Significant Interest in LICENSEE.

“Unlicensed Customer” means, as determined separately for each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates, any Person that is not a Licensed Customer.

“WiMax Standard” means the 802.16e-2005, 802.16e-2009, and 802.16m specifications promulgated by IEEE, and any revisions or updates thereto.

2. TERM OF AGREEMENT.

This Agreement will take effect on the Effective Date and will continue in full force and effect until all of QUALCOMM’s Technically Necessary IPR has expired, unless earlier terminated pursuant to the express terms of this Agreement or by express written agreement of the Parties.

QUALCOMM Proprietary and Confidential

3. [INTENTIONALLY OMITTED]

4. DELIVERABLES AND FURNISHED INFORMATION.

4.1. No Deliverables. Nothing herein requires the delivery of any technical documentation, including: (a) any Mask Sets developed by QUALCOMM, (b) any micro-code for embedded processors, or (c) any of the detailed algorithms or source code for any Components.

4.2. Limitations on Furnished Information. QUALCOMM shall use reasonable commercial efforts to verify the accuracy of any information it may furnish hereunder, but QUALCOMM will not be liable for damages arising out of or resulting from anything made available hereunder or the use thereof and will not be liable for consequential, special, or incidental damages under any circumstances. The foregoing represents QUALCOMM’s sole obligation with respect to any such information it may furnish hereunder. QUALCOMM will have no responsibility for the ability of LICENSEE to use such information, the quality or performance of the products produced therefrom by LICENSEE, or the claims of third parties arising from the use of such products or information. QUALCOMM does not warrant, and QUALCOMM and its Affiliates will not be responsible for, any design, specification, drawing, blueprint, reproduced tracing, or other data or information furnished by QUALCOMM or any of its Affiliates to LICENSEE, except that QUALCOMM shall act in good faith when furnishing such material it agrees or chooses, in its discretion, to furnish.

5. QUALCOMM LICENSE.

5.1. Grant of License from QUALCOMM. Subject to the terms and conditions of this Agreement, including timely and proper payment in full of each quarterly royalty payment due hereunder, QUALCOMM hereby grants to LICENSEE a personal, nontransferable, worldwide, and nonexclusive license, without the right to sublicense except as expressly set forth in Section 5.3, under QUALCOMM’s Technically Necessary IPR to (a) make (and have made), import, and use OFDMA Smallcells, (b) Sell (and offer to Sell) such OFDMA Smallcells, but only to Unlicensed Customers (i.e., this provision does not grant LlCENSEE a license or any rights to Sell or offer to Sell such OFDMA Smallcells directly or indirectly to Licensed Customers), and (c) make (and have made) Components (provided that such Components have been designed exclusively by LICENSEE and the design of such Components is owned and used exclusively by LICENSEE) and import, use, Sell, offer to Sell, and otherwise dispose of such Components but only if such Components are included as part of and incorporated within complete OFDMA Smallcells Sold by LICENSEE or its sublicensed Affiliates to Unlicensed Customers (or as replacement parts for such OFDMA Smallcells previously sold by LICENSEE to Unlicensed Customers). For the avoidance of doubt, except as expressly set forth in clause (c) of this Section 5.1, no license, right, or other authorization is granted by QUALCOMM to make (or have made) import, use, Sell, offer to Sell, or otherwise dispose of any Components.

QUALCOMM Proprietary and Confidential

5.1.1. Patent Exhaustion; Transfer of QUALCOMM’s Technically Necessary IPR. The licenses in Section 5.1, together with any sublicenses granted by LICENSEE pursuant to Section 5.3, are intended to be fully exhaustive with respect to the Sale of OFDMA Smallcells to Unlicensed Customers of LICENSEE or LICENSEE’s sublicensed Affiliates, and include the right for LICENSEE and its sublicensed Affiliates to convey Pass-Through Rights to their respective Unlicensed Customers of OFDMA Smallcells to the extent of patent exhaustion under U.S. law; provided, however, that (i) patent exhaustion will be deemed to occur regardless of the country or jurisdiction in which such OFDMA Smallcells are Sold by LICENSEE or its sublicensed Affiliates to their respective Unlicensed Customers, and (ii) if the law of the country or jurisdiction in which such OFDMA Smallcells are Sold by LICENSEE or its sublicensed Affiliates to their respective Unlicensed Customers provides broader Pass-Through Rights under QUALCOMM’s Technically Necessary IPR than would otherwise be obtained through the doctrine of patent exhaustion under U.S. law, then such broader Pass-Through Rights will apply to such Sale. Except for the limited trademark license expressly granted in Section 8.1, no other, further, or different license from QUALCOMM to LICENSEE (or any other Person) is granted in or implied by this Agreement.

In the event of the assignment, sale, or transfer of any of QUALCOMM’s Technically Necessary IPR to a third party, QUALCOMM shall: (1) notify the proposed third party assignee (a “QUALCOMM Assignee”) of the existence of this Agreement and the licenses granted under QUALCOMM’s Technically Necessary IPR to LICENSEE hereunder; and (2) obtain a written agreement from the QUALCOMM Assignee containing an acknowledgement by the QUALCOMM Assignee that such assignment or transfer of QUALCOMM’s Technically Necessary IPR is subject to the licenses granted to LICENSEE under this Agreement and that subject to (i) LICENSEE’s continued fulfillment of its obligations under this Agreement (including the payment of all license fees and royalties due to QUALCOMM) and (ii) Section 13 of this Agreement, LICENSEE will continue to have the licenses to QUALCOMM’s Technically Necessary IPR set forth herein. LICENSEE will be a third party beneficiary of any such written agreement between QUALCOMM and a QUALCOMM Assignee.

5.1.2. Termination of License to Sell OFDMA Smallcells to Certain Unlicensed Customers. The license granted by QUALCOMM to LICENSEE in Section 5.1 to Sell OFDMA Smallcells to Unlicensed Customers will continue with respect to each Unlicensed Customer only so long as such Unlicensed Customer and its Affiliates do not Assert any of their Patents against QUALCOMM or any of its Affiliates for manufacturing, having manufactured, using, importing, offering to sell, selling, leasing, or otherwise disposing of OFDMA Smallcells or Components or against QUALCOMM’s or any of its Affiliates’ foundries or suppliers for manufacturing OFDMA Smallcells or Components for, or selling OFDMA Smallcells or Components to, QUALCOMM or any of its Affiliates. In the event of any such Assertion by an Unlicensed Customer or any of its Affiliates, QUALCOMM may provide written notice to such Unlicensed Customer and to LICENSEE (the “Notice”) of QUALCOMM’s intent to terminate the license to Sell OFDMA Smallcells to such Unlicensed Customer. If such Unlicensed Customer or its Affiliate withdraws its Assertion in writing to QUALCOMM within sixty (60) days of such Notice, then the license to Sell OFDMA Smallcells to such Unlicensed Customer will not terminate. If the Unlicensed Customer or its Affiliate does not withdraw such Assertion within this sixty (60) day period, then the license granted under this Agreement to Sell OFDMA Smallcells to such Unlicensed Customer will terminate and such termination will be effective as of the date of the Notice or, if and only if such Unlicensed Customer’s or its Affiliate’s Assertion seeks damages for infringement allegedly occurring prior to the date of the Notice, such termination will be effective as of the date of the first allegedly infringing act (it being understood that if such retroactive termination is not valid under applicable law, then such termination will instead be effective as of the date of the Notice).

QUALCOMM Proprietary and Confidential

5.1.3. Sales to Licensed Customers. Although LICENSEE is not licensed by QUALCOMM to Sell OFDMA Smallcells directly or indirectly to Licensed Customers, nothing in this Agreement is intended to prohibit LICENSEE from making OFDMA Smallcells for or Selling OFDMA Smallcells to a Licensed Customer solely in accordance with the “have made” rights of such Licensed Customer as set forth in such Licensed Customer’s LC License Agreement, and no royalty will be payable by LICENSEE hereunder for such Sales. Notwithstanding the foregoing, nothing herein is intended to modify or amend the terms and conditions of any LC License Agreement, including the scope of any Licensed Customer’s “have made” rights or the royalties payable thereunder. LICENSEE represents and warrants that LICENSEE will not engage in any transaction or combination of transactions that facilitates the Sale, whether directly or indirectly, of any OFDMA Smallcells to a Licensed Customer, except as expressly provided for in this Section 5.1.3. Except as expressly set forth in this Section 5.1.3, LICENSEE shall not use, and shall ensure that its Affiliates do not use, QUALCOMM’s Technically Necessary IPR for any purpose not licensed under Section 5.1 above.

5.2. Royalties.

5.2.1. Calculation and Payment of Royalties.

5.2.1.1. Royalties in General. In partial consideration for the license rights granted by QUALCOMM in Section 5.1, LICENSEE shall pay to QUALCOMM, no later than forty-five (45) days after the end of each calendar quarter, an amount equal to [***] ([***]) of the Net Selling Price of each OFDMA Smallcell that is Sold during such calendar quarter by LICENSEE or any of its Affiliates.

5.2.1.2. [***]

5.2.1.3. Overpayment Claims QUALCOMM will credit to LICENSEE the amount of any overpayment of royalties made hereunder in error if (a) such overpayment is identified and fully explained in a written notice from LICENSEE to QUALCOMM delivered no later than [***] after the due date of the payment that included such alleged overpayment, and (b) QUALCOMM is able to verify to its own satisfaction the existence and extent of such overpayment. The foregoing procedure constitutes the sole basis for LICENSEE to claim overpayments under this Agreement and will not be affected by any statement appearing on any check, royalty report, cover letter, or other document, except to the extent expressly agreed upon by QUALCOMM in a writing signed by an authorized representative of QUALCOMM.

5.2.2. Royalties Payable for Prior Sales, if any, of OFDMA Smallcells. LICENSEE shall report and pay royalties to QUALCOMM with respect to any and all Sales of OFDMA Smallcells by LICENSEE or any of its Affiliates occurring prior to the Effective Date (collectively, “Prior Sales”), if any, in accordance with the royalty terms in Section 5.2 (as such terms would be applied if this Agreement had been in effect at the time of such Sales). LICENSEE shall submit to QUALCOMM, no later than [***] following the Effective Date, a report and certificate in accordance with Section 14.1 with respect to all Prior Sales, including the aggregate royalties payable to QUALCOMM for such Prior Sales (“Prior Royalties”). The Prior Royalties will be due and payable by LICENSEE to QUALCOMM no later than [***] following the Effective Date. This Section 5.2.2 will survive any termination of this Agreement.

QUALCOMM Proprietary and Confidential

5.2.3. R&D Units; Non-Commercial Units; Returned Units. Notwithstanding anything to the contrary in this Section 5.2, LICENSEE is not obligated to pay royalties for (i) OFDMA Smallcells that are retained by LICENSEE or any of its Affiliates and that are utilized solely for LICENSEE’s or such Affiliate’s internal development, research, testing, and/or verification purposes (“R&D Units”); (ii) non-commercial sample units of OFDMA Smallcells that are provided to LICENSEE’s and its Affiliates’ customers at no charge for evaluation, testing, and demonstration purposes (“Non-Commercial Units”); and (iii) the resale of any OFDMA Smallcells previously Sold by LICENSEE or any of its Affiliates allowed to be returned and actually returned to LICENSEE or its Affiliate for a full refund (“Returned Units”); provided, that LICENSEE shall be obligated to pay royalties on R&D Units, Non-Commercial Units, and Returned Units in excess of [***] ([***]) units, in aggregate, in any given year.

5.2.4. Other Smallcells. With respect to Other Smallcells, LICENSEE shall furnish QUALCOMM a certificate, in the form attached hereto as Exhibit C, in accordance with Section 14.1 and reporting the initial sales of Other Smallcells on Exhibit C separately from all Sales of OFDMA Smallcells. Upon enablement of the OFDM Standard-capable functionality of such Other Smallcells (i.e., upon “Sale” of such Other Smallcells), LICENSEE shall furnish QUALCOMM a certificate, in the form attached hereto as Exhibit C, in accordance with Section 14.1 and pay QUALCOMM royalties in accordance with Section 5.2, and the Net Selling Price of such device will include any consideration received or provided to LICENSEE or any of its Affiliates for the enablement of the OFDM Standard-capable functionality of such device.

5.3. [Section superseded by Amendment No. 1 to Agreement, which is filed as Exhibit 10.37.].

5.4. Taxes.

(a) LICENSEE shall pay all amounts due to QUALCOMM without deduction for any levies or charges of any nature that may be imposed. LICENSEE will be solely responsible for any and all applicable taxes, including LICENSEE’s income (but not QUALCOMM’s income), sales and use taxes, value-added tax, service tax, excise tax, consumption tax, customs duties or similar charges or fees (“Taxes”). At QUALCOMM’s request, LICENSEE shall provide documentation reasonably satisfactory to QUALCOMM evidencing payment of such Taxes by LICENSEE to the applicable taxing authority. If QUALCOMM pays any Taxes on behalf of LICENSEE (other than withholding of income taxes on QUALCOMM’s income), then LICENSEE shall reimburse QUALCOMM for such Taxes within thirty (30) days after the date of QUALCOMM’s invoice.

(b) Notwithstanding the foregoing, if LICENSEE is required by applicable law to withhold income taxes for QUALCOMM from any payment due to QUALCOMM, then the amount due to QUALCOMM in respect to such payment will be reduced by the amount of such income tax withholding, and LICENSEE shall, promptly after paying such withholding income taxes to the applicable taxing authority, deliver to QUALCOMM an income tax withholding certificate or similar documentation reasonably satisfactory to QUALCOMM evidencing payment of any such withholding tax. If there is an applicable tax treaty, QUALCOMM will provide LICENSEE with the necessary documentation in order to enable LICENSEE to withhold at the beneficial treaty rate. LICENSEE agrees that upon receipt of the necessary documentation, LICENSEE will only withhold at the beneficial treaty rate. LICENSEE will be solely responsible for any penalty, additional tax, interest, or other charge if LICENSEE fails to meet its income tax withholding obligations.

QUALCOMM Proprietary and Confidential

5.5. Conversion to U.S. Dollars. Royalties must be paid in U.S. dollars. To the extent that the Net Selling Price for OFDMA Smallcells Sold by LICENSEE or any of its Affiliates outside of the United States is paid to LICENSEE or any of its Affiliates other than in U.S. dollars, LICENSEE or such Affiliate shall convert the portion of the royalty payable to QUALCOMM from such Net Selling Price into U.S. dollars at the official rate of exchange of the currency of the country from which the Net Selling Price was paid, as quoted by the U.S. Wall Street Journal (or another agreed-upon source, if not quoted in the U.S. Wall Street Journal) for the last business day of the calendar quarter in which such OFDMA Smallcells were Sold. If the transfer of or the conversion into U.S. dollars is not lawful or possible, the payment of such part of the royalties as is necessary will be made by the deposit thereof, in the currency of the country where the Sale was made on which the royalty was based to the credit and account of QUALCOMM or its nominee in any commercial bank or trust company of QUALCOMM’s choice located in that country, prompt notice of which will be given by LICENSEE to QUALCOMM.

5.6. QUALCOMM Representation and Warranty. QUALCOMM hereby represents and warrants that QUALCOMM has the authority on its own behalf and on behalf of QUALCOMM’s Affiliates to grant the licenses provided under this Section 5.

6. LICENSEE’S LICENSE.

6.1. Grant of License from LICENSEE. Subject to the terms and conditions of this Agreement, LICENSEE hereby grants a personal, nontransferable, worldwide, nonexclusive, fully-paid and royalty-free license, without the right to sublicense except as set forth in Section 6.2, under LICENSEE’s Technically Necessary IPR to QUALCOMM and a Successor to make (and have made), import, use, offer to sell, sell, lease, and otherwise dispose of Components. The license in this Section 6.1, together with any sublicenses granted by QUALCOMM or the Successor pursuant to Section 6.2, are intended to be fully exhaustive with respect to the importation, sale, lease, or other disposition of Components, and include the right for QUALCOMM, the Successor, and their respective sublicensed Affiliates to convey Pass-Through Rights under LICENSEE’s Technically Necessary IPR to their direct or indirect customers of Components, but solely to the extent of patent exhaustion under U.S. law; provided, however, that (i) patent exhaustion will be deemed to occur regardless of the country or jurisdiction in which such Components are imported, sold, leased, or otherwise disposed of by QUALCOMM, the Successor, or their respective sublicensed Affiliates, and (ii) if the law of the country or jurisdiction in which such Components are imported, sold, leased, or otherwise disposed of provides broader Pass-Through Rights under LICENSEE’s Technically Necessary IPR than would be obtained through the doctrine of patent exhaustion under U.S. law, then such broader Pass-Through Rights will apply to such importation, sale, lease, or other disposition. No other, further, or different license from LICENSEE to QUALCOMM or a Successor or any other Person is granted in or implied by this Agreement.

QUALCOMM Proprietary and Confidential

In the event of the assignment, sale, or transfer of any of LICENSEE’s Technically Necessary IPR to a third party, LICENSEE shall: (1) notify the third party assignee (a “LICENSEE Assignee”) of the existence of this Agreement and the licenses granted under LICENSEE’s Technically Necessary IPR hereunder; and (2) obtain a written agreement from the LICENSEE Assignee containing an acknowledgement by the LICENSEE Assignee that such assignment or transfer of LICENSEE’s Technically Necessary IPR is subject to the licenses granted under this Agreement and that, subject to (i) QUALCOMM’s continued fulfillment of its obligations under this Agreement, and (ii) Section 13 of this Agreement, QUALCOMM and the Successor will continue to have the rights and licenses to LICENSEE’s Technically Necessary IPR set forth herein. QUALCOMM and the Successor (if any) each will be a third party beneficiary of any such written agreement between LICENSEE and a LICENSEE Assignee.

6.2. Right to Sublicense Affiliates. Each of QUALCOMM and the Successor will have the right to grant sublicenses to its Affiliates, with respect to any rights licensed to QUALCOMM or the Successor under this Agreement; provided, however, that any such sublicense will be subject in all respects to the restrictions, exceptions, termination provisions, and other provisions in this Agreement. QUALCOMM will be responsible and liable to LICENSEE if any of QUALCOMM’s Affiliates fails under any such sublicense to honor and comply with any obligations of QUALCOMM as though such obligations were made expressly applicable to the Affiliate. Any sublicense by QUALCOMM to an Affiliate of QUALCOMM will terminate immediately if such Affiliate ceases to be an Affiliate of QUALCOMM. The Successor will be responsible and liable to LICENSEE if any of the Successor’s Affiliates fails under any such sublicense to honor and comply with any obligations of the Successor as though such obligations were made expressly applicable to the Affiliate. Any sublicense by the Successor to an Affiliate of the Successor will terminate immediately if such Affiliate ceases to be an Affiliate of the Successor.

6.3. LICENSEE Representation and Warranty. LICENSEE represents and warrants that LICENSEE has the authority on its own behalf and on behalf of LICENSEE’s Affiliates to grant the licenses provided under this Section 6.

7. [INTENTIONALLY OMITTED]

8. LOGO.

8.1. Logo; Limited Trademark License. Subject to the terms and conditions of this Agreement, including this Section 8 and Section 9, QUALCOMM hereby grants to LICENSEE a personal, limited, nonexclusive, nontransferable license to use the QUALCOMM-designated trademarks identified in Exhibit B (collectively, the “Logo”) solely on OFDMA Smallcells (including product packaging and documentation) Sold by LICENSEE pursuant to the licenses granted in Section 5 of this Agreement and solely for purposes of performing LICENSEE’s obligations under Section 8.3. Exhibit B may be amended from time to time by QUALCOMM, in its discretion, upon written notice thereof to LICENSEE. If QUALCOMM amends Exhibit B to remove a Logo from Exhibit B, LICENSEE shall exercise commercially reasonable efforts to phase out and cease using such removed Logo as soon as practicable. For the avoidance of doubt, during such phase out period, LICENSEE’s use of the Logo will be subject to the terms and conditions of this Section 8. If QUALCOMM amends Exhibit B to add a Logo to Exhibit B, LICENSEE shall exercise commercially reasonable efforts to commence using such new Logo as soon as practicable, subject to and in accordance with this Section.

QUALCOMM Proprietary and Confidential

8.2. Limited Sublicense Rights. If LICENSEE grants a sublicense to any Affiliate under Section 5.3.1, or a sublicense is deemed to have been granted to a LICENSEE Affiliate under Section 5.3.2, LICENSEE also shall grant to such sublicensed Affiliate, or such deemed sublicense also will include, a sublicense to use the Logo on OFDMA Smallcells (including product packaging and documentation) Sold by such Affiliate pursuant to such sublicense, as and to the extent such limited rights are expressly conferred upon LICENSEE by QUALCOMM under Section 8.1, and subject in all respects to the restrictions and other terms applicable to the Logo in this Section 8. LICENSEE will be responsible and liable to QUALCOMM if any of LICENSEE’s Affiliates that has been granted a sublicense under this Section 8 fails to comply with any of the terms and conditions in this Section 8. For the avoidance of doubt, any sublicense by LICENSEE to an Affiliate of LICENSEE under this Section 8.2 will terminate immediately on the earlier to occur of (i) termination of this Agreement or (ii) such time as such Affiliate ceases to be sublicensed under Section 5.3.

8.3. Logo Display. Subject to the terms and conditions of the trademark license granted to LICENSEE in Section 8.1, LICENSEE shall, and shall ensure that its sublicensed Affiliates, permanently affix the Logo on all OFDMA Smallcells Sold by LICENSEE and such sublicensed Affiliates. Any use by LICENSEE and its sublicensed Affiliates of the Logo must be in accordance with QUALCOMM’s trademark usage guidelines, as they may be amended from time to time by QUALCOMM in its discretion.

8.4. Trademark Ownership. LICENSEE acknowledges and agrees that, as between the Parties, QUALCOMM (or a QUALCOMM Affiliate) is the sole and exclusive owner of all right, title, and interest in and to the Logo. All uses of, and goodwill associated with, the Logo by LICENSEE or any of its sublicensed Affiliates will be on behalf of and will inure to the sole benefit of QUALCOMM and/or its Affiliate, as applicable, and QUALCOMM and/or its Affiliates will own all logos and trademark rights created by such uses of the Logo by LICENSEE or any of its sublicensed Affiliates. Except as otherwise prohibited by law, LICENSEE agrees that it will not (and it will ensure that its Affiliates do not) take any action inconsistent with such ownership rights, either during the term of this Agreement or thereafter. QUALCOMM and/or its Affiliate, as applicable, will have the sole right and discretion to bring, prosecute, and settle infringement, unfair competition and similar proceedings based on the Logo. QUALCOMM or its Affiliate, as applicable, will have the right, but not the obligation, to file in the appropriate offices, at its own expense, trademark or design applications to the use or proposed use by LICENSEE or any of its sublicensed Affiliates of the Logo, such filings to be made in the name of QUALCOMM or its Affiliate, as QUALCOMM may determine in its discretion. In connection with the foregoing, at QUALCOMM’s request and expense, LICENSEE agrees to provide QUALCOMM with samples of Logo usage by LICENSEE and its sublicensed Affiliates pursuant to this Agreement and other information which will enable QUALCOMM and its Affiliates to complete and obtain trademark applications or registrations or to evaluate or oppose any trademark applications, registrations or uses of third parties. LICENSEE further agrees not to apply or assist any third party in applying (and to ensure that none of its Affiliates applies or assists any third party in applying) to register the Logo or a confusingly similar designation, either during the term of this Agreement or thereafter.

QUALCOMM Proprietary and Confidential

9. QUALITY CONTROL.

Throughout the term of this Agreement, LICENSEE shall maintain, for the OFDMA Smallcells manufactured or Sold by LICENSEE or any of its sublicensed Affiliates, at least the same manufacturing, servicing, and quality standards currently utilized by LICENSEE and its Affiliates in connection with other similar products that do not display the Logo.

10. INFORMATION.

10.1. Restrictions on Disclosure and Use. All documentation and technical and business information and intellectual property in whatever form recorded that a Party does not wish to disclose without restriction (“Information”) will remain the property of the furnishing Party and may be used by the receiving Party only as follows. Such Information (a) will not be reproduced or copied by the receiving Party, in whole or part, except for use as expressly authorized in this Agreement; and (b) will be disclosed by the receiving Party only to employees or agents of the receiving Party with a need to know. Moreover, such Information will be used by the receiving Party only for the purpose of performing under this Agreement or in the exercise of its rights under this Agreement. Unless the furnishing Party consents in this Agreement or otherwise in writing, such Information will be held in strict confidence by the receiving Party. The receiving Party may disclose such Information to other Persons, with the furnishing Party’s prior written authorization, but solely to perform acts that this clause expressly authorizes the receiving Party to perform itself, and further provided that such other Person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting use of Information in this Section 10. These restrictions on the use or disclosure of Information will not apply to any Information: (i) that can be proven to have been independently developed by the receiving Party or lawfully received by the receiving Party free of confidentiality obligations to the furnishing Party from another source having the right to so furnish such Information; or (ii) after it has become generally known to the public without breach of this Agreement by the receiving Party; or (iii) that at the time of disclosure to the receiving Party was known to such Party free of confidentiality obligations to the furnishing Party and clearly evidenced by documentation in such Party’s possession; or (iv) that the furnishing Party expressly agrees in writing is free of such restrictions; or (v) that is the subject of a subpoena or other legal or administrative demand for disclosure or is disclosed in response to a valid order or request of a court or other governmental body, but only to the extent of and for the purposes of such demand, order, or request; provided, however, in the case of clause (v), that such receiving Party shall first notify the furnishing Party in writing of the demand, order or request and permit and cooperate with the furnishing Party in seeking an appropriate protective order (or an equivalent mechanism for protecting such Information in the relevant jurisdictions).

10.2. Scope of Information. Information is subject to this Section 10 only if (a) it is in writing or other tangible form and is clearly marked as proprietary or confidential when disclosed or, (b) if it is not disclosed in tangible form, (i) such Information is clearly identified as confidential or proprietary at the time of disclosure, and (ii) the disclosing Party subsequently provides the receiving Party with a written summary of the content of such oral or other non-tangible disclosure and the summary is clearly marked as proprietary or confidential.

QUALCOMM Proprietary and Confidential

10.3. Furnishing Information to Third Parties. Nothing herein will be deemed to bar disclosure of Information by a receiving Party to third parties, with written consent of the furnishing Party, if such disclosure is reasonably necessary for enjoyment of the disclosing Party’s rights to use intellectual property rights licensed under this Agreement, and provided that each such third party agrees in writing to protect the Information under terms and conditions comparable, in all material respects, to the terms in this Section 10 and the survival terms in Section 18.

11. DISCLAIMER OF WARRANTIES.

11.1. DISCLAIMER BY QUALCOMM. QUALCOMM MAKES NO WARRANTIES IN THIS AGREEMENT, EXPRESS OR IMPLIED, AS TO PRODUCTS, TECHNOLOGY, MATERIALS, SERVICES, INFORMATION, OR OTHER ITEMS IT FURNISHES TO LICENSEE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT SUCH ITEMS ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

11.2. Negation of Representation and Warranties. Nothing in this Agreement will be construed as (a) requiring the filing of any Patent application, the securing of any Patent, or the maintaining of any Patent in force; (b) a warranty or representation by either Party as to the validity or scope of any Patent, copyright, or other intellectual property right; (c) a warranty or representation that any manufacture, sale, lease, use, or importation will be free from infringement of Patents, copyrights, or other intellectual property rights of others; (d) an agreement to bring or prosecute actions or suits against third parties for infringement; (e) an obligation to furnish any manufacturing assistance; or (f) conferring any right to use (in advertising, publicity, or otherwise) any name, trade name, or trademark, or any contraction, abbreviation, or simulation thereof (other than as expressly set forth in Section 8). It will be the sole responsibility of LICENSEE to determine whether it needs licenses or other rights under Patents or other intellectual property of third parties.

12. [INTENTIONALLY OMITTED]

13. TERMINATION.

13.1. Termination for Cause by QUALCOMM. QUALCOMM may terminate this Agreement, by written notice to LICENSEE, if LICENSEE (i) fails to pay, either in full or in a timely manner, any amounts owed to QUALCOMM hereunder, (ii) fails to submit in a timely manner any report required to be submitted to QUALCOMM hereunder or submits any false or inaccurate report to QUALCOMM, (iii) fails to comply with the terms and conditions of Section 14, or (iv) commits any other material breach of any covenant, representation, warranty or obligation in or under this Agreement; provided, however, that in the case of any such breach or failure that is capable of being cured, QUALCOMM will not have a right to terminate this Agreement unless and until LICENSEE has failed to cure such breach within thirty (30) days after QUALCOMM has given LICENSEE written notice thereof. LICENSEE will be able to effectuate a cure with respect to a breach involving the making of any report or payment due hereunder [***] during the term of this Agreement.

QUALCOMM Proprietary and Confidential

13.2. Termination for Cause by LICENSEE. LICENSEE may terminate this Agreement, by written notice to QUALCOMM, if QUALCOMM commits any material breach of any material covenant, representation, warranty, or agreement in or under this Agreement; provided, however, that in the case of any such breach that is capable of being cured, LICENSEE will not have a right to terminate this Agreement unless and until QUALCOMM has failed to cure such material breach within thirty (30) days after receipt by QUALCOMM of written notice thereof by LICENSEE.

13.3. Termination in the Event of Bankruptcy, Dissolution, or Liquidation; Section 365(n).

13.3.1. Termination in the Event of Bankruptcy, Dissolution, or Liquidation. A Party shall provide written notice (the “Notice”) to the other Party immediately upon the occurrence of any of the following events (the “Events”) concerning the first Party or any of its Affiliates: (a) insolvency, bankruptcy, or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (b) attachment, execution, or seizure of substantially all of the assets or filing of any application therefor; (c) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; or (d) termination of its business or dissolution. If either Party becomes the subject of an Event, the other Party will have the right to terminate this Agreement with immediate effect by giving written notice of termination to the first Party no earlier than sixty (60) days after the Event occurs (unless such Event ceases within such 60-day period). If an Affiliate of either Party becomes the subject of an Event, all rights granted to such Affiliate under or pursuant to this Agreement (directly or by sublicense or otherwise) will automatically terminate upon the expiration of sixty (60) days after such Event occurs (unless such Event ceases within such 60-day period).

13.3.2. Section 365(n). The Parties acknowledge and agree that the licenses granted under this Agreement are all intended to be construed as “licenses” to “intellectual property” (as defined in the U.S. Bankruptcy Code) for the purpose of 11 U.S.C. §365(n). If either Party or any of its Affiliates enters into bankruptcy, the other Party and its applicable Affiliates that have received licenses or sublicense rights under this Agreement will be entitled to all of the rights and privileges of licensees of “intellectual property” under 11 U.S.C. §365(n) with respect to such licenses, or sublicense rights that have been granted under this Agreement.

13.4. [Section superseded by Amendment No. 1 to Agreement, which is filed as Exhibit 10.37.].

13.5. Rights and Obligations upon Termination. Upon any termination of this Agreement, all licenses granted by QUALCOMM hereunder (and all sublicenses granted or deemed to have been granted under such licenses) will also terminate and LICENSEE shall immediately cease using any of QUALCOMM’s Technically Necessary IPR and the Logo and return or destroy all information and documentation furnished by QUALCOMM to LICENSEE. The licenses granted by LICENSEE hereunder (and all sublicenses granted under such licenses) will survive the termination of this Agreement and remain in full force and effect thereafter until all of LICENSEE’s Technically Necessary IPR have expired, except that, if LICENSEE properly terminates this Agreement in accordance with Section 13.2, all licenses granted by LICENSEE hereunder (and all sublicenses granted under such licenses) and all licenses granted by Sublicensees of LICENSEE hereunder will also terminate.

QUALCOMM Proprietary and Confidential

Any termination of this Agreement will not (i) relieve LICENSEE from its obligation under Section 14 to make a report or from its liability for payment of royalties on OFDMA Smallcells Sold on or prior to the date of such termination, (ii) prejudice QUALCOMM’s right to recover the full amount of any royalties or other sums due or accrued at the time of such termination, and (iii) prejudice any cause of action or claim accrued or to accrue on account of any breach or default before the date of such termination or of any provision or obligation surviving such termination. Furthermore, any termination of this Agreement will not prejudice QUALCOMM’s right to conduct a final audit of the records of LICENSEE and its Affiliates in accordance with Section 14. Notwithstanding the foregoing, for a period of one hundred eighty (180) days following the termination of this Agreement, LICENSEE will have the right to Sell any OFDMA Smallcells in inventory at the time of termination, subject to payment of the royalty applicable to the Sale of such OFDMA Smallcells and LICENSEE’s continued compliance with the other provisions of this Agreement. Except as otherwise provided in the preceding sentence, upon termination of this Agreement for any reason, LICENSEE shall duly account to QUALCOMM for all royalties and other payments within thirty (30) days after such termination.

14. RECORDS AND AUDITS.

14.1. Records. LICENSEE shall keep (and shall ensure that each of its Affiliates keeps) accurate and complete books and records concerning any OFDMA Smallcells Sold by LICENSEE and its Affiliates under this Agreement and any and all Prior Sales. Such books and records will include sales contracts and other documents evidencing LICENSEE’s and its Affiliates’ Sales of OFDMA Smallcells (including the number of such products Sold) and the consideration charged by LICENSEE and its Affiliates for such Sales, sales and purchase invoices, inventory records, and manufacturing records. Each Affiliate’s applicable books and records (together with all supporting information) will be included in the records described above and subject to audit by QUALCOMM as provided in this Section. LICENSEE shall furnish to QUALCOMM, within thirty (30) days after the end of each calendar quarter, a certificate, in the form attached as Exhibit C, signed by a responsible official of LICENSEE listing (i) for each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates to an Unlicensed Customer during such calendar quarter, all of the information specified in Exhibit C, (ii) for each OFDMA Smallcell Sold by LICENSEE or any of its Affiliates to a Licensed Customer during such calendar quarter, only the name of each Licensed Customer, each OFDMA Smallcell model, and the aggregate quantity of OFDMA Smallcells Sold to each such Licensed Customer, and (iii) any other information as may be reasonably requested by QUALCOMM.

14.2. Audits. QUALCOMM may, no more than once each calendar year, conduct (itself and/or through its designated auditor) an audit of the applicable books and records, including the books and records described in Section 14.1, of LICENSEE and those of its Affiliates that have made, supplied parts for, assembled, or Sold any OFDMA Smallcells to confirm that LICENSEE has not underpaid the royalties due to QUALCOMM. Any such audit also will include an examination of a reasonable sampling size of LICENSEE’s and its Affiliates’ OFDMA Smallcells to confirm, among other things, that LICENSEE has complied with the terms and conditions of Section 8. QUALCOMM’s written notice to LICENSEE of QUALCOMM’s intention to audit LICENSEE’s and its Affiliates’ books and records will include a proposed commencement date for such audit, such proposed commencement date to be no earlier than thirty (30) days after the date of such notice. LICENSEE shall allow the audit to commence no later than thirty (30) days after QUALCOMM’s proposed audit commencement date. Prior to the commencement date of the audit, LICENSEE shall assemble in a single location LICENSEE’s and its Affiliates’ necessary books and records for such audit to be carried out and shall make available such personnel as are reasonably necessary to interpret and explain such books and records.

QUALCOMM Proprietary and Confidential

The cost of such audit, other than LICENSEE’s and its Affiliates’ cost of providing their books, records, and personnel, will be borne by QUALCOMM, unless such audit determines that the royalties due hereunder have been underpaid during the period being audited by at least [***], in which case LICENSEE shall, in addition to paying the amount of the royalty underpayment plus late payment charges, pay the cost of such audit. [***]

LICENSEE shall preserve and maintain (and ensure that its Affiliates preserve and maintain) all books and records required for audit for a period of five (5) years after the calendar quarter for which the books and records apply. QUALCOMM shall treat LICENSEE’s and its Affiliates’ books and records and other information provided to QUALCOMM or its auditors for purposes of conducting an audit under this Section 14 as LICENSEE’s Information in accordance with Section 10.

15. ASSIGNMENT; CHANGE IN CONTROL.

15.1. Assignment. LICENSEE shall not assign this Agreement (or any of LICENSEE’s rights or interests under this Agreement) or delegate any of LICENSEE’s obligations under this Agreement without QUALCOMM’s prior written consent. Any attempted assignment of this Agreement or any of LICENSEE’s rights or interests under this Agreement by LICENSEE, or any attempted delegation of any of LICENSEE’s obligations under this Agreement by LICENSEE, without QUALCOMM’s prior written consent will be, at QUALCOMM’s option (in QUALCOMM’s discretion), null, void, and ineffective from inception. In addition, any assignment or attempted assignment of this Agreement or any of LICENSEE’s rights or interests under this Agreement by LICENSEE, or any delegation or attempted delegation of any of LICENSEE’s obligations under this Agreement by LICENSEE, without QUALCOMM’s prior written consent will constitute a material breach of this Agreement by LICENSEE that is not capable of being cured.

15.2. Change in Control of LICENSEE. Upon and after any Change in Control of LICENSEE, this Agreement will not apply to any products designed, developed, marketed, or sold by the Acquirer (as defined in the definition of Change in Control of LICENSEE) or any of the Acquirer’s other Affiliates at any time before or after the Change in Control, except for LICENSEE and LICENSEE’s Affiliates that are properly sublicensed under Section 5.3 hereof prior to any Change in Control of LICENSEE. LICENSEE shall notify QUALCOMM in writing within five (5) business days after any Change in Control of LICENSEE. Notwithstanding the foregoing, if such Acquirer is a QUALCOMM licensee or sublicensee with respect to OFDMA Smallcells, then QUALCOMM may, in its sole discretion, terminate this Agreement by notifying LICENSEE in writing of such termination and such termination will be effective as of the date of such written notice.

QUALCOMM Proprietary and Confidential

16. EXPORT COMPLIANCE.

Each Party acknowledges and agrees that it will comply with (and will ensure that each of its Affiliates complies with) all applicable United States (“U.S.”) and foreign export control and economic sanctions laws and regulations in exercising any rights or performing any obligations under this Agreement. LICENSEE further agrees that unless exempt from U.S. regulations as published (i.e., publicly available) information, any technology transferred to LICENSEE pursuant to this Agreement will not be exported or re-exported by LICENSEE or any of its Affiliates to (i) any country that is, at that time, subject to U.S. government embargoes or sanctions as listed in the U.S. Export Administration Regulations (“EAR”), 15 C.F.R. §§ 740, Supplement 1, Country Group E 1/2 (the countries subject to such embargoes or sanctions currently include Cuba, Iran, North Korea, Sudan, and Syria), or (ii) any nationals of any such country described in clause (i) above.

17. PUBLICITY.

Except as expressly set forth in Section 22, each Party shall submit to the other Party a proposed copy of all advertising wherein the name, trademark, code, specification, or service mark of the other Party is mentioned, and neither Party shall publish or use such advertising without the other Party’s prior written approval. Such approval shall be granted or withheld as promptly as possible (usually within ten (10) days), and may be withheld only for good cause.

18. SURVIVAL OF OBLIGATIONS.

The provisions of this Agreement that are expressly stated to survive or that, by their nature, would reasonably be expected to continue beyond the termination of this Agreement (including Sections 1, 10, 11, 13.5, 16, and 19-31) will survive such termination. However, except to the limited extent expressly provided in Section 13.5, in no event will any license or sublicense to QUALCOMM’s Patents or other intellectual property survive the termination of this Agreement.

19. SEVERABILITY.

If any provision in this Agreement is held to be invalid or unenforceable in whole or in part (the “Invalid Provision”), the remaining portions of such provision (if any) and the other provisions in this Agreement will remain in effect and the Invalid Provision will remain in effect to the maximum extent allowed by law. If requested by either Party within ninety (90) days after a final decision (i.e., a decision that is not or cannot be appealed) holding the Invalid Provision invalid or unenforceable, the Parties shall promptly negotiate a replacement for the Invalid Provision that provides, to the maximum extent possible, substantially the same rights, benefits and obligations to each Party as did the Invalid Provision. If the Parties are unable to agree on a replacement provision within one hundred eighty (180) days after such final decision and if the Invalid Provision is reasonably considered to be an essential element of this Agreement by a Party that did not challenge the validity or enforceability of such provision in the course of the proceeding that led to such final decision, then such Party may, at any time after such 180-day period and before the one-year anniversary of such final decision, terminate this Agreement effective immediately upon written notice to the other Party.

QUALCOMM Proprietary and Confidential

20. NON-WAIVER.

No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions, will be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion. A waiver of any right or remedy under this Agreement will be binding on a Party only if it is expressly stated in a written document that (i) specifically refers to this Agreement and expressly states such Party’s intent to waive one or more rights or remedies under this Agreement, and (ii) is signed by an authorized representative of such Party (which in the case of QUALCOMM, will be only the CEO of QUALCOMM or an authorized representative of the QUALCOMM Technology Licensing Division).

21. NOTICES AND OTHER COMMUNICATIONS.

All notices, requests, demands, consents, agreements, reports, certificates, and other communications required or permitted to be given, or otherwise intended to have legal effect, under this Agreement (a “Notice”) must be provided in writing and in English and must be sent to the Party to whom it is to be given as provided in this Section 21. Each Party may change its address for receipt of Notices by providing notice of the new address to the other Party in accordance with this Section.

(a) Notices to QUALCOMM: All Notices to be provided by LICENSEE pursuant to Section 14.1 must be sent to QUALCOMM by electronic mail to the following email address: qtl.royalty@qualcomm.com. All other Notices to QUALCOMM must be sent by facsimile or by courier service (e.g., DHL, Federal Express), and if sent by facsimile, a copy must be sent by first class mail, postage prepaid, or by courier service. Each such Notice must be properly addressed as follows (in which case such Notice will be deemed to have been duly given on the date of receipt of such Notice by QUALCOMM):

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121-1714
Telephone No.: (858) 587-1121
Facsimile No.: (858) 658-2500
Attn: President, QUALCOMM Technology Licensing Division (QTL)

with copies to:

Division Counsel, QTL
General Manager, QTL

QUALCOMM Proprietary and Confidential

(b) Notices to LICENSEE: All Notices to LICENSEE must be sent by facsimile or electronic mail or by courier service (e.g., DHL, Federal Express), and if sent by facsimile or electronic mail, a copy must be sent by first class mail, postage prepaid, or by courier service. Each such Notice must be properly addressed as follows (in which case such Notice will be deemed to have been duly given on the date of receipt of such Notice by LICENSEE):

Airspan Networks, Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Telephone No.: (561) 893-8670
Facsimile No.: (561) 893-8671
Attn: Chief Financial Officer
Email: DBrant@Airspan.com

22. PUBLICATION OF AGREEMENT.

Each Party shall keep this Agreement and its provisions confidential, and shall not disclose this Agreement or any of its provisions to any third party without first obtaining the written consent of the other Party. Notwithstanding the foregoing, each Party may disclose this Agreement or any of its provisions (a) as may be required by law, subpoena, or other legal or administrative demand for disclosure, a valid order or request of a court or other governmental body (but only to the extent of and for the purposes of such demand, order, or request; provided, however, that the disclosing Party shall first notify the other Party in writing of the demand, order, or request and, if so requested by the other Party, permit and cooperate with the other Party in seeking an appropriate protective order or an equivalent mechanism for protecting the Agreement), or (b) as reasonably necessary for performance or to enforce its rights hereunder. The confidentiality obligations in this Section 22 apply to the terms and conditions of this Agreement and to the existence of this Agreement and the fact that QUALCOMM and LICENSEE have executed this Agreement.

Any press release or other announcement by either Party concerning the entering into of this Agreement will be subject to the prior written approval of the other Party, which approval may be withheld in such Party’s discretion. If a press release or other public announcement to the effect of the Parties entering into of this Agreement is issued by either Party pursuant to the preceding sentence, (i) QUALCOMM may thereafter make a press release or other public announcement to the effect that LICENSEE is one of QUALCOMM’s licensees for OFDMA Smallcells without prior written approval of LICENSEE, and (ii) LICENSEE may thereafter make a press release or other public announcement to the effect that LICENSEE is licensed by QUALCOMM for OFDMA Smallcells without prior written approval of QUALCOMM. Notwithstanding anything to the contrary herein, QUALCOMM may disclose to third parties, on a confidential basis, that LICENSEE is a QUALCOMM licensee or authorized supplier and the scope of such license.

23. APPLICABLE LAW; VENUE; CONSENT TO JURISDICTION.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of laws principles. Any dispute, claim, or controversy arising from or relating to this Agreement, or the breach or validity hereof, will be adjudicated by a Chancery court in the county of New Castle (or if such Chancery court does not have jurisdiction, a federal court in the county of New Castle), State of Delaware (a “Delaware Court”). The Parties hereby expressly consent to the personal jurisdiction of such Delaware Courts for resolution of such disputes, and hereby waive (1) any objection to the exclusive jurisdiction and venue of such Delaware Courts, and (2) any purported right or claim to bring a motion to transfer pursuant to 28 U.S.C. §§1404 or 1406, or any comparable provision of state law including the doctrine of forum non conveniens. In addition, LICENSEE hereby waives any and all rights it may have under the applicable laws of any jurisdiction outside the United States to challenge or otherwise object to the enforcement by a court sitting in any such jurisdiction of a judgment or order obtained by QUALCOMM from a Delaware Court in accordance with this Section 23.

QUALCOMM Proprietary and Confidential

24. LIMITATION OF LIABILITY.

OTHER THAN ANY LOSS OR DAMAGES ARISING FROM OR RELATING TO ANY INFRINGEMENT, UNAUTHORIZED USE, OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY ACTIVITIES UNDER THIS AGREEMENT, WHETHER IN AN ACTION FOR BREACH OF CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION.

25. LATE CHARGE.

QUALCOMM may charge LICENSEE a late charge with respect to any amounts (including royalties, late charges, and audit fees) that LICENSEE owes hereunder and fails to pay on or before the due date, in an amount equal to the lesser of (a) one and one-half percent (1.5%) per month, pro-rated, or (b) the maximum amount permitted by law. Such late charge will be due and payable by LICENSEE at the end of each month following the due date of such past due amount until such past due amount has been paid in full. The Parties agree that such late charges are administrative in nature and are intended to defray QUALCOMM’s costs in processing and handling late payments.

26. ATTORNEYS’ FEES.

In the event of any proceeding to enforce the provisions of this Agreement or to resolve any claim or dispute arising from or relating to this Agreement, the prevailing Party (as determined by the court) will be entitled to recover its reasonable attorneys’ fees as fixed by the court.

27. ENTIRE AGREEMENT.

The terms and conditions in this Agreement supersede and replace all prior and contemporaneous communications or understandings (whether oral or written, direct or indirect (such as by being a beneficiary of an understanding in accordance with a prior agreement between any third party and one of the Parties to this Agreement)) between the Parties with respect to the subject matter hereof and constitute the entire agreement of the Parties with respect to such subject matter. This Agreement can be modified or amended only by a written document that (a) specifically refers to this Agreement and expressly states the Parties’ intention to amend or modify it and (b) is signed by (i) an authorized representative of LICENSEE and (ii) the CEO of QUALCOMM or an authorized representative of the QUALCOMM Technology Licensing Division. For the avoidance of doubt, the Parties acknowledge and agree that a communication, whether made electronically or otherwise, containing only the typed name and/or signature block of a Party, and made without the handwritten signature of an authorized representative of a Party within a signature block in such a communication, will not be deemed to be a written document “signed” by a Party for purposes of the immediately preceding sentence.

QUALCOMM Proprietary and Confidential

28. INDEPENDENT CONTRACTORS.

The relationship between QUALCOMM and LICENSEE is that of independent contractors. QUALCOMM and LICENSEE are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and QUALCOMM and LICENSEE have no relationship other than independent contracting parties.

29. U.S. DOLLARS.

All payments to be made hereunder must be made in dollars of the United States of America by wire-transfer of immediately available funds to an account designated by the payee.

30. NO RULE OF STRICT CONSTRUCTION.

Regardless of which Party may have drafted this Agreement, or any provision hereof, no rule of strict construction will be applied against either Party. Each Party represents and warrants that it has been represented by competent legal counsel in negotiating and executing this Agreement.

31. TIME IS OF THE ESSENCE.

Time is of the essence with respect to the making of any payment, and the submission of any report or certificate, required under this Agreement.

QUALCOMM Proprietary and Confidential

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date. This Agreement may be signed in counterparts.

QUALCOMM Incorporated		Airspan Networks, Inc.

By:	/s/ Eric Reifschneider	By:	/s/ David Brant
Printed Name: Eric Reifschneider		Printed Name: David Brant
Title: SVP, GM of QTZ		Title: SVP & CFO
Execution Date: August 20, 2014		Execution Date: August 19, 2014

QUALCOMM Proprietary and Confidential

Exhibit A

[Exhibit superseded by Amendment No. 1 to Agreement, which is filed as Exhibit 10.37.]

QUALCOMM Proprietary and Confidential

EXHIBIT B

Any use of a Logo permitted by QUALCOMM under this Agreement shall be subject to and in accordance with the terms and conditions in such Agreement, Without limiting the foregoing, any permitted use of a Logo pursuant to this Agreement shall be in accordance with QUALCOMM’s then-current trademark guidelines, as may be amended by QUALCOMM from time to time, in QUALCOMM’s sole discretion.

QUALCOMM® 4G

QUALCOMM Proprietary and Confidential

EXHIBIT C
CERTIFICATE

The undersigned official of Airspan Networks, Inc. (“LICENSEE”) is providing the attached information (as a separate file) to QUALCOMM pursuant to that certain OFDMA Smallcell License Agreement entered into between LICENSEE and QUALCOMM (the “Agreement”). All capitalized terms used in this Certificate have the definitions ascribed to them in the Agreement. This Certificate reflects the royalties payable by LICENSEE for the calendar quarter ended:
                         , 20_______.

The attached file identifies the following information pertaining to each Sale:

*	Quarter of Sale

*	Country of Sale by LICENSEE and Affiliates

*	Country of intended use (e.g., if sold for use in the United States, state “U.S.”)

*	Name of Unaffiliated Purchaser, or, if Sold to Related Buyer, name of Related Buyer, or if retained for own use, “own use”

*	Name of end user (if different from Unaffiliated Purchaser)

*	Type of Customer (i.e., either Licensed or Unlicensed)

*	Type of Product (i.e., either OFDMA Smallcell or Other Smallcell)
Royalty calculations not necessary for OFDMA Smallcells provided to a Licensed Customer under the “have made” rights of that Licensed Customer

*	Product model of OFDMA Smallcell

*	OFDM Standard(s) used by OFDMA Smallcell (e.g., FLASH-OFDM, LTE, LTE-Advanced, LTE-U, WiBro, UMB, or IEEE 802.20)

*	Number of OFDMA Smallcells Sold

*	Selling Price paid by Unaffiliated Purchaser or charged by final vendee Related Buyer or, if OFDMA Smallcell is used by LICENSEE, the Selling Price that would be realized in a sale to an Unaffiliated Purchaser (refer to Selling Price and Net Selling Price definitions in the Agreement)

*	Type(s) & amount(s) of deduction (refer to Selling Price definition in the Agreement)

*	Type of Selling Price or Net Selling Price adjustment, if applicable (e.g., due to Related Carrier, Related Buyer, product is not a LICENSEE Smallcell, or own use).

*	Applicable Net Selling Price

*	Amount of Royalty

The undersigned hereby certifies that LICENSEE Sold ______________OFDMA Smallcells, and owes $ ______________in royalties to QUALCOMM for these Sales. The attached file represents an accurate and complete record of all royalty due and payable by LICENSEE for the calendar quarter specified above.

Signature:

Title:	Date:

QUALCOMM Proprietary and Confidential

Exhibit C
Example Format for Supporting Data

Royalty calculations not necessary for OFDMA Smallcells provided to a Licensed Customer under the “have made” rights of that Licensed Customer
										Selling Price		Deductions				Royalty calculation
Calendar Quarter	Country of Sale by LICENSEE and Affiliates	Country of intended use	Name of Unaffiliated Purchaser or Related Buyer or “own use”	Name of end user (if different from Unaffiliated Purchasor	Type of Customer (Licensed or Unlicensed)	Type of Product (OFDMA Smallcell or Other Smallcell	Product Model	OFDM Standards(s) used by OFDMA Smallcell (See cover page for examples)	Unit Quantity	Gross selling price	Other consideration	Packing	Insurance & Transportation	Taxes (import, export, sales & VAT)	Other Products (Sold bundled with OFDMA Smallcell)	Type of Selling Price or Net Selling Price Adjustment (if applicable, see cover page for examples)	Applicable Net Selling Price	Royalty Rate (%)	Royalty Cap (if applicable)	Royalty (SUS)

QUALCOMM Proprietary